CORRECTING and REPLACING Minatura Gold Announces Approval for Listing in Mergent Manual and News ReportsTM

Press Release
Source: Minatura Gold
On Thursday September 3, 2009, 1:32 pm EDT

Companies: Minatura Gold

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Please replace the release dated Sept. 2, 2009 with the following corrected version due to multiple revisions.

The corrected release reads:

MINATURA GOLD ANNOUNCES APPROVAL FOR LISTING IN MERGENT MANUAL AND NEWS REPORTSTM

Minatura Gold (OTCBB:MGOL - News), with gold production operations in Colombia, announced today that Mergent’s Editorial Board has approved Minatura Gold for a listing in Mergent Manual and News Reports™. Minatura Gold’s corporate profile, which includes descriptive text data as well as news and financial statements, is accessible via Mergent’s online and print products, effective September 1, 2009, says Minatura Gold’s CEO, Paul Dias.

As part of Mergent’s listing services, the new description will be highlighted separately on www.mergent.com with an active hyperlink back to Minatura Gold’s website.

The Mergent Industrial Manual and News Reports™ is a recognized securities manual in 38 states for purposes of Blue Sky Manual Exemption. First published in 1918, and formerly known as Moody’s™ Manuals and News Reports, the publication was rebranded as Mergent Manual and News Reports when Mergent, Inc. acquired Moody’s™ Financial Information Services division in 1998. Minatura Gold’s listing will aid the brokerage community in making a market for the company’s stock. However, it is recommended that brokers confirm with their compliance/legal department concerning “Blue Sky” laws in specific states and other regulatory laws that might affect them.

In addition to the Standard Manual Exemption, approximately 20 states exempt trading of securities registered under Section 12(g) of the Securities and Exchange Act of 1934 (Exchange Act Exemption).

About Minatura Gold

Minatura Gold is involved in the operation and acquisition of gold mining concessions in Colombia, in addition to acquiring a dredging equipment manufacturer capable of producing mining equipment utilized in mining operations.

About Mergent, Inc.

Mergent, Inc. has been collecting and delivering financial information since 1900. For over a century, Mergent has built its reputation as an innovative leader in supplying comprehensive, accurate data, along with easy-to-use information tools based on the latest in technology. Mergent offers databases on key financial, fundamental and descriptive data for over 35,000 global public companies from over 100 countries, and 20,000 U.S. municipal entities, as well as extensive company analysis, corporate bond, unit investment trust, corporate actions, mutual fund and dividend information. Located in New York City and Charlotte, North Carolina, Mergent maintains a growing number of sales and service offices in the United States, Canada, the United Kingdom, Australia and Japan.

For further information go to www.minaturagold.com.

Contact:

Minatura Gold
Ntalie Penfield, 805-267-7183